Exhibit 10.32.2

PERSONAL & CONFIDENTIAL

March 23, 2018

Valdriene Licht

Singapore

Dear Valdriene:

ADDENDUM II

Further to the offer letter dated January 31, 2018 and addendum dated February 23, 2018, the following will apply. All other terms and conditions will remain unchanged.

STOCK OWNERSHIP REQUIREMENTS

As a Senior Vice President and Elected Officer, you will be subject to a stock ownership requirement of three-times-base-salary and have five years to achieve this level.

Share ownership for this purpose includes direct and indirect ownership of common stock, including RSUs. Stock options and unvested performance shares are not included in ownership for this purpose.

Please note that unless or until the ownership requirement has been achieved, you are not permitted to sell shares of common stock other than to fund the payment of the exercise price of options or to fund the payment of taxes upon the exercise of options or vesting of restricted stock units (“RSUs”) or shares of restricted stock.

SIGN-ON BONUS

With reference to your confirmation regarding your LTI stock forfeiture in your previous company, the Sign-on Bonus is confirmed to be SGD120,000.00 and paid out in March, 2018.

HOME LEAVE

The Company will provide you with one home leave trip every 12 months in business class. Flight costs are reimbursable and should be submitted for repayment in a timely manner through the Concur system.

VACATION

The annual leave provided in your offer letter is clarified as 20 business days.

Once again, we welcome you to Ingredion and wish you every success!

Sincerely,

/s/ Christophe Lange

Christophe Lange

Vice President Human Resources, Asia Pacific

cc: Robert Simitz

Global Mobility

Deloitte

Angela Tan